UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2009 (September 16, 2009)

COMSTOCK HOMEBUILDING COMPANIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 SUNSET HILLS ROAD, 5TH FLOOR

RESTON, VIRGINIA 20910

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 16, 2009, Comstock Penderbrook, L.C. (“Borrower”) and Comstock Homebuilding Companies, Inc. (the “Company” or the “Guarantor”) entered into a Third Amendment of Loan Agreement modifying its existing forbearance arrangement (the “Modification”) with Guggenhiem Corporate Funding, LLC (the “Lender”) with respect to the $12.15 million outstanding principal under the Borrower’s secured Penderbrook project loan (the “Loan”). The key terms of the Modification increase the cash flow available to Borrower through adjusted unit release provisions by providing Borrower twenty five percent (25%) of the net sales price of sold units on a retroactive basis for certain units previously settled and to allow for continued accelerated releases provided the Borrower satisfies certain conditions subsequent; including meeting a cumulative minimum sales requirement of three (3) units per month, ten (10) units on a quarterly basis, and otherwise satisfying certain conditions with respect to the remainder of the Company’s outstanding indebtedness (the “Modification Covenants”). Failure to meet the Modification Covenants will not result in an event of default but may result in a reversion of the unit release provisions to ten percent (10%) of the net sales price of sold units in accordance with the existing Loan documents. The Modification also provides that any deficiency notes evidencing the unsecured indebtedness issued by the Company in satisfaction of foreclosure deficiencies from other lenders be fully subordinate to the Loan.

Lender and Borrower previously entered into a forbearance arrangement with respect to the Loan on January 27, 2009 after the issuance of a notice of default to Borrower and Guarantor, the details of which were reported by the Company in a Form 8-K filing dated August 22, 2008. A subsequent Form 8-K filing dated February 4, 2009 reported the subsequent debt restructuring of the Loan.

On September 17, 2009, the Company issued a press release announcing the Modification. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2009

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente
Chief Executive Officer